As filed with the Securities and Exchange Commission on February 22, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Chesapeake Energy Corporation
(Exact name of registrant as specified in its charter)

Oklahoma	73-1395733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma (405) 848-8000	73118
(Address of Principal Executive Offices)	(Zip Code)
Chesapeake Energy Corporation
2021 Long Term Incentive Plan
(Full title of the plan)

James R. Webb
Executive Vice President – General Counsel
and Corporate Secretary
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118-1044
(Name and Address of agent for service)
Copies to: Julian J. Seiguer, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street, 45th Floor Houston, Texas 77002 (713) 836-3600

(405) 848-8000 (Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	6,800,000 shares(3)	$42.53	$289,170,000	$31,552.16

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Chesapeake Energy Corporation common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Chesapeake Energy Corporation 2021 Long Term Incentive Plan (the “2021 LTIP”).

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based on the value attributed to the common stock pursuant to the Fifth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code.

(3)	Represents shares of Chesapeake Energy Corporation common stock issuable pursuant to the 2021 LTIP being registered herein, which shares consist of shares of common stock reserved and available for delivery with respect to awards under the 2021 LTIP and shares of common stock that may again become available for delivery with respect to awards under the 2021 LTIP pursuant to the share counting, share recycling and other terms and conditions of the 2021 LTIP.

EXPLANATORY NOTE
As previously disclosed on June 28, 2020, Chesapeake Energy Corporation (“Chesapeake”) and certain of its subsidiaries (together with Chesapeake, the “Company”) filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Company’s Chapter 11 Cases were jointly administered under the caption In re Chesapeake Energy Corporation, et al., No. 20-33233 (DRJ).
On January 16, 2021, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fifth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates (the “Plan”). On February 9, the Company satisfied the conditions specified in the Confirmation Order and the Plan became effective.
Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data or as otherwise noted or suggested by context, all other information contained herein relates to the Company following the Effective Date.
This Registration Statement on Form S-8 (“Registration Statement”) is being filed by the Company for the purpose of registering 6,800,000 shares of common stock, $0.01 par value (“Common Stock”), for issuance under the terms of the 2021 LTIP. The shares of Common Stock that are being registered pursuant to this Registration Statement have been reserved and authorized for issuance from the Company’s authorized and unissued capital stock.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the 2021 LTIP as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
Any reports filed by the Company with the Securities and Exchange Commission (the “SEC”) after the date of this Registration Statement and before the date that the offering of the securities by means of this Registration Statement is terminated will automatically update and, where applicable, supersede any information contained in or incorporated by reference in this Registration Statement. The Company incorporates by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K, including any related exhibits under Item 9.01) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Each such document shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.
1.The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, originally filed on February 26, 2020 and amended on March 29, 2020;

2.The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 6, 2020, August 5, 2020 and November 5, 2020, respectively;
3.The Company’s Current Reports on Form 8-K filed on January 31, 2020, April 13, 2020, April 23, 2020, May 8, 2020, June 18, 2020, June 29, 2020, June 30, 2020, September 18, 2020, January 27, 2021, February 2, 2021, February 9, 2021 and February 12, 2021; and
4.The description of the Company’s common stock contained in its Current Report on Form 8-K, dated February 9, 2021, and any amendment or report updating that description.
Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
(1) Section 1031 of the Oklahoma General Corporation Act, under which the Company is incorporated, permits, and in some circumstances requires, the Company to indemnify its directors and officers. Article VIII of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company provide for indemnification of directors and officers under certain circumstances. As permitted by the Oklahoma General Corporation Act and the Company’s Certificate of Incorporation and Bylaws, the Company also maintains insurance on behalf of its directors and officers against liability arising out of their status as such. The foregoing indemnity provisions, together with director and officer insurance and the Company’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act.
(2) The Company’s Certificate of Incorporation and Bylaws provide for indemnification of each of the Company’s officers and directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company, other than an action by or in the right of the Company. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful. the Company’s Certificate of Incorporation and Bylaws also provide for indemnification of each of the Company’s officers and directors against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined, despite the adjudication of liability, that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

(3) The Company has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Company will pay on behalf of the indemnitee, subject to certain exceptions, any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Company or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Company or an affiliate or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Company would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds.

Item 7.	Exemption from Registration Claimed.
Not applicable

Item 8.	Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1	Chesapeake Energy Corporation 2021 Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on February 9, 2021).

4.2	Second Amended and Restated Certificate of Incorporation of Chesapeake Energy Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 9, 2021).

4.3	Second Amended and Restated Bylaws of Chesapeake Energy Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 9, 2021).

4.4
Credit Agreement, dated as of February 9, 2021, among Chesapeake Energy Corporation, as borrower, MUFG Union Bank, N.A., as administrative agent, and the lenders and other parties party thereto (incorporated by reference to Exhibit 10.1 to Chesapeake’s Current Report on Form 8-K filed on February 9, 2021).

5.1*	Opinion of Kirkland & Ellis LLP, as to the legality of the securities being registered hereby.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Schlumberger Technology Corporation.

23.3*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1 filed herewith).

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).
* Filed herewith.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on February 22, 2021.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Robert D. Lawler
Robert D. Lawler
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Robert D. Lawler and James R. Webb, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including, without limitation, prospectus supplements, stickers and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 22, 2021.

Name	Title	Date

/s/ Robert D. Lawler	President, Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2021
Robert D. Lawler

/s/ Domenic J. Dell'Osso, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 22, 2021
Domenic J. Dell’Osso, Jr.

/s/ William M. Buergler	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 22, 2021
William M. Buergler

/s/ Michael Wichterich	Chairman of the Board	February 22, 2021
Michael Wichterich

/s/ Timothy S. Duncan	Director	February 22, 2021
Timothy S. Duncan

/s/ Benjamin C. Duster, IV	Director	February 22, 2021
Benjamin C. Duster, IV

/s/ Sarah A. Emerson	Director	February 22, 2021
Sarah A. Emerson

/s/ Michael M. Gallagher	Director	February 22, 2021
Michael M. Gallagher

/s/ Brian Steck	Director	February 22, 2021
Brian Steck